Exhibit 99.1

INVITATION

To the Extraordinary Shareholders’ Meeting of creInvest AG, Zug

Monday, 3 August 2009 at 5 p.m. in the Congress Center Metalli in Zug

AGENDA AND PROPOSAL OF THE BOARD OF DIRECTORS:

1.   Approval of the merger agreement with Julius Baer Invest Ltd., dated 26 June 2009 (merger resolution)

Proposal of the Board of Directors

Approval of the absorption merger with Julius Baer Invest Ltd. as the surviving company and creInvest AG as the transferring company and approval of the merger agreement with Julius Baer Invest Ltd., dated 26 June 2009.

The shareholders approve this merger understanding the fact that upon the consummation of the merger all assets and liabilities of creInvest AG will be assumed by Julius Baer Invest Ltd. by means of universal succession and that as a result of the merger the shares in creInvest AG will be delisted and the company will be deregistered from the commercial register of the canton of Zug.

Explanations

According to the merger agreement, all assets and liabilities of creInvest AG as the transferring company will be transferred to Julius Baer Invest Ltd. as the surviving company. With the registration of the merger with the commercial register, creInvest AG will be dissolved without liquidation and deregistered from the commercial register. Consequently, its shares will be delisted. The shareholders of creInvest AG will receive as compensation for each creInvest share a certain number of shares in Julius Baer Holding Ltd., which is listed on the SIX Swiss Exchange. The calculation of the exchange ratio is defined in the merger agreement and is calculated as follows: after trading hours on the last Thursday prior to the Extraordinary Shareholders’ Meeting (calculation day; presumably 30 July 2009) the consolidated net asset value of creInvest AG as of the valuation day (the valuation day is the last Monday prior to the calculation day, presumably 27 July 2009) will be calculated. From this value a discount of one percent will be subtracted.

The resulting amount in Swiss francs will be divided by the mean of the average volume weighted daily Julius Baer Holding AG share prices over the previous five business days until the calculation day (presumably 24 July to 30 July 2009). The split of the private banking and the asset management divisions of the Julius Baer group into two separate units, planned for September 2009, has no impact on the calculation of the compensation, as the consummation of the merger is expected to take place prior to the split of the Julius Baer group. Pursuant to Art. 18 (5) of the Swiss Merger Act (FusG) the merger resolution of the Extraordinary Shareholders’ Meeting will only become effective, if it is approved by at least 90% of all share votes.

During 30 days prior to the resolution of the Extraordinary Shareholders’ Meeting the shareholders may obtain further information on the merger with Julius Baer Invest Ltd., including the merger agreement, the joint merger report, the audit report by the joint merger auditor PricewaterhouseCoopers AG, the merger financial statements of creInvest AG, the financial statements and annual reports of creInvest AG for the last three business years as well as today’s information to shareholders and interested parties, either from the company’s homepage (www.creinvest.ch/shareholders/information.shtm) or by requesting it directly from the company (info@creinvest.ch).

As at least 90% of all share votes are required to approve the merger the Board of Directors recommends all shareholders participate at the Extraordinary Shareholders’ Meeting respectively ensure that their votes are represented at the Extraordinary Shareholders’ Meeting. As mentioned in the merger report the Board of Directors considers the exchange ratio to be attractive: the discount of creInvest AG has ranged within a small bandwidth of 4% to 5% to the net asset value over the past 6 years and the exchange ratio will be determined applying a discount of only 1% close to the market shortly before the Extraordinary Shareholders’ Meeting. For these reasons and due to the fact that the future of creInvest AG seems uncertain, the Board of Directors recommends the shareholders of creInvest AG approve the proposal.

With the approval of the proposal, creInvest AG shareholders will subsequently become shareholders of Julius Baer Holding Ltd., a

creInvest AG, Neugasse 4, CH-6301 Zug

Tel. +41 (0) 41 710 00 68, Fax +41 (0) 41 711 60 46, info@creinvest.ch, www.creinvest.ch distinguished, leading wealth manager well positioned and perfectly equipped for success in the currently challenging environment.

Shareholders wishing to attend the Extraordinary Shareholders’ Meeting or who would like to be represented at this occasion may obtain their admission and voting cards free of charge from creInvest AG within the period of 29 June to 27 July 2009. They will be required to either deposit their shares or submit a confirmation from their bank, stating that the relevant safekeeping account contains the shares in question and ensuring that a blocking notice has been placed on them.

Shareholders who are unable to attend the Extraordinary Shareholders’ Meeting in person may be represented by a third party, their bank (safekeeping account proxy), the company or by Dr. Richard Muller, Attorney at law, Artherstrasse 3, CH-6301 Zug, who acts as the independent proxy in the meaning of Art. 689c of the Swiss Code of Obligations (CO). Unless instructions to the contrary are received prior to the Extraordinary Shareholders’ Meeting, these representatives will vote in accordance with the proposal of the Board of Directors.

Proxies in the meaning of Art. 689d CO are requested to promptly notify the company of the number, nature and nominal value of the shares represented by them. The last opportunity to make such a request will be upon admission to the Extraordinary Shareholders’ Meeting.

Zug, 29 June 2009

For the Board of Directors

Andrew Hanges, Chairperson

Disclaimer

Notice to US Investors

The merger of Julius Baer Invest Ltd. and CreInvest AG (the Merger) relates to the shares of a Swiss company and is proposed to be made by means of a statutory merger under Swiss law. Accordingly, the Merger is subject to the disclosure requirements and practices applicable in Switzerland to statutory mergers, which differ from the disclosure requirements of the United States.

Financial information included in this document has been prepared in accordance with accounting standards applicable in Switzerland and thus may not be comparable to the financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for investors to enforce their rights and any claim they may have arising under the federal securities laws, since Julius Baer Holding Ltd. and Julius Baer Invest Ltd. are Swiss companies, and some or all of their officers and directors are residents of countries other than the United States. Investors may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. It may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

In accordance with the exemption from the registration requirements of the US Securities Act of 1933, as amended, provided by Rule 802 thereunder with respect to the Julius Baer Holding Ltd. shares to be offered in connection with the Merger, Julius Baer Invest Ltd. will submit to the US Securities and Exchange Commission any informational document it publishes or otherwise disseminates to holders of CreInvest AG shares related to the Merger.

This document contains forward-looking statements which express intentions, estimates, expectations and forecasts relating to future financial and operational developments and results, or which contain subjective views. These statements are based on assumptions and expectations that CreInvest AG and Julius Baer Invest Ltd. believe are reasonable from the current perspective. However, they involve known and unknown risks, uncertainties and other factors which could mean that these statements prove incorrect or that substantial differences arise between the actual results, financial situation, development or performance of CreInvest AG, Julius Baer Invest Ltd. or Julius Baer Holding Ltd. and the information contained in the forward-looking statements. In view of these uncertainties, readers of this document are cautioned not to place undue reliance on such forward-looking statements. In particular none of CreInvest AG, Julius Baer Invest Ltd. or Julius Baer Holding Ltd. accept any obligation to update such forward-looking statements.

Notice to United Kingdom Investors

This document is for distribution only to persons who: (a) are outside the United Kingdom; (b) have professional experience in matters relating to investments; or (c) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (as amended) (all such persons together being referred to as relevant persons). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Persons who are nominees of any persons who have a registered address, or who are resident or located in, or who are citizens of, or which are corporations, partnerships or other entities created or organised under the laws of, the United Kingdom (each such nominee being a Nominee) should consult their appropriate professional advisers as to whether they require any governmental or other consents or need to observe any other formalities to enable them: (a) to distribute or disclose this document, or any communication in respect of the offers contemplated in this document, to such persons or entities; (b) to vote on behalf, or at the direction or instruction, of, or as proxy for, such persons or entities in connection with the proposed merger between Julius Baer Invest Ltd. and CreInvest AG at the CreInvest AG extraordinary general meeting expected to be held on or about August 3, 2009 (the EGM); or (c) to provide a confirmation in the usual form to such a person or entity to enable it to vote as a CreInvest AG shareholder at the EGM. If a Nominee is in any doubt as to such consents or other formalities, such Nominee should contact its appropriate professional adviser immediately.